Exhibit 10.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

The Amended and Restated 2014 Equity Incentive Plan, (as amended to date, the “Plan”) is hereby amended by the Board of Directors of Citrix Systems, Inc. (the “Company”), subject to approval of the Company’s shareholders, as follows:

1.

To decrease the aggregate number of shares authorized for issuance under the Plan by 2,600,000 shares of common stock, par value $0.001 per share, of the Company, by deleting the first sentence of Section 3(a) of the Plan in its entirety and replacing it as follows:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 43,400,000 shares, plus (ii) the shares of Stock underlying any awards granted under the 2005 Plan that are forfeited, canceled or otherwise terminated (other than by exercise) after the date of the Company’s 2014 annual stockholder meeting, subject to adjustment as provided in this Section 3.”

2.	To remove the fungible share counting method under the Plan by deleting Section 3(b) in its entirety and replacing it as follows:

“(b) Effect of Awards. With respect to Awards granted prior to June 4, 2019, (i) the grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.75 shares of Stock for each such share of Stock actually subject to the Award, and (ii) the grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. With respect to Awards granted on or after June 4, 2019, the grant of any Award shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) that was granted prior to June 4, 2019 shall be returned to the reserved pool of shares of Stock under the Plan as 2.75 shares of Stock for each such share of Stock actually subject to the Award that is returned to the reserved pool, and any forfeitures, cancellations or other terminations (other than by exercise) of any other type of Award (including any full value Awards granted on or after June 4, 2019) shall be returned to the reserved pool of shares of Stock under the Plan as one share of Stock for each such share of Stock actually subject to the Award that is returned to the reserve pool.”

All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.

APPROVED BY BOARD OF DIRECTORS:	March 11, 2019

APPROVED BY SHAREHOLDERS:	June 4, 2019